Exhibit 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for Fourth Quarter and Full Year 2016;

Enters 2017 in Strong Capital Position

Clearwater, FL: Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the quarter and year ended December 31, 2016.

Highlights

•	26% increase in policy count in 4Q16 as compared to 4Q15

•	Gross premiums written and gross premiums earned increased 7 percent and 22 percent, respectively, in 2016 as compared to 2015

•	Net loss for the fourth quarter 2016 was $2.9 million; net income for the full year 2016 was $33.9 million

•	Return on average equity was 9.5% for full year 2016

•	$358 million in stockholders’ equity at December 31, 2016

•	Book value per share improved year over year to $12.41 as of December 31, 2016

•	Repurchased 334,664 shares of our common stock for a total of $5.0 million in 4Q16; 1,759,330 shares repurchased for a total of $25.6 million for the full year 2016

•	$73 million in net proceeds raised in a private placement of senior notes to be used for M&A and strategic investments

•	Heritage has addressed and closed roughly 2,500 claims out of over 2,700 filed claims related to Hurricane Matthew and roughly 500 claims out of over 530 filed claims related to Hurricane Hermine

•	Board of Directors approved a fourth quarter dividend of $0.06/share.

•	All HO3 policies are now approved for a 9.9% overall average rate increase

Bruce Lucas, the Company’s Chairman and CEO, said, “2016 was a challenging year for the Company. We had record tornados, two hurricanes, and significantly increased loss reserves in response to the current Florida claims environment. Despite these headwinds, we produced $33.9 million in net income, repurchased $25.6 million of our common stock, declared over $7 million in dividends, and delivered a 9.5% return on average equity. I’m proud of our Company’s performance post hurricanes – our claims team delivered timely service to policyholders, our water mitigation and construction divisions performed as planned, and we demonstrated that our vertically-integrated service model works. During 2016, we continued to successfully diversify our business, writing and renewing voluntary personal and commercial residential policies which now account for over 47% of policies-in-force, while policies assumed from Citizens now account for roughly 53%. Importantly, our exposure in personal residential within the tri-county is reduced with the segment in Florida now making up approximately 18% of our total insured value. As we move into 2017, we look to strengthen our position and further diversify our risk portfolio through M&A and strategic investments. We anticipate continued consolidation in our industry and we believe Heritage is in a prime position to selectively participate. We will remain diligent to ensure we are operating the business with a profitable risk profile while focusing on growth in new states. Our priority is managing the business for bottom line results to achieve high returns for our stockholders.”

Results of Operations

The following table summarizes our results of operations for the three months and years ended December 31, 2016 and 2015, respectively (in thousands, except percentages and per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2016	2015	Change		2016	2015	Change
Revenue
Gross premiums written	$154,911	$167,540	(8)%		$626,704	$586,098	7%
Gross premiums earned	$160,242	$143,404	12%		$640,518	$524,740	22%
Ceded premiums	$(65,336)	$(45,832)	43%		$(228,797)	$(148,472)	54%
Net premiums earned	$94,906	$97,572	(3)%		$411,721	$376,268	9%

Total revenue	$102,806	$101,332	1%		$438,958	$394,792	11%
Income (loss) before taxes	$(4,006)	$33,293	(112)%		$56,403	$150,290	(62)%
Net (loss) income	$(2,856)	$20,243	(114)%		$33,865	$92,512	(63)%

Per Share Data:
Book value per share	$12.41	$11.71	6%		$12.41	$11.71	6%
Earnings per diluted share	$(0.09)	$0.66	(114)%		$1.14	$3.05	(63)%

Return on average equity	(0.8)%	23.5%	(24.3	)pts	9.5%	30.2%	(20.7	)pts

Ratios to Gross Premiums Earned:
Ceded premium ratio	40.8%	32.0%	8.8	pts	35.7%	28.3%	7.4	pts
Loss ratio	43.3%	27.2%	16.1	pts	37.3%	26.9%	10.4	pts
Expense ratio	23.2%	20.3%	2.9	pts	22.4%	19.7%	2.7	pts
Combined ratio	107.3%	79.5%	27.8	pts	95.4%	74.9%	20.5	pts

Ratios to Net Premiums Earned:
Loss ratio	72.9%	39.9%	33.0	pts	58.0%	37.5%	20.5	pts
Expense ratio	39.3%	29.8%	9.5	pts	34.8%	27.5%	7.3	pts
Combined ratio	112.2%	69.7%	42.5	pts	92.8%	65.0%	27.8	pts

Quarterly Financial Results

Net loss for the quarter ended December 31, 2016 was $2.9 million compared to net income of $20.2 million for the quarter ended December 31, 2015. The loss was primarily attributable to Hurricane Matthew, which generated approximately $19 million of pre-tax losses.

Gross premiums written were $154.9 million for the fourth quarter of 2016 compared to $167.5 million for the fourth quarter of 2015. The decrease in gross premiums written is a result of $32 million assumed from Citizens in the fourth quarter of 2015 versus no assumed premiums in the fourth quarter of 2016. This decline was partially offset by the acquisition of Zephyr and expansion into North and South Carolina.

	For the Three Months Ended December 31,
	2016	2015	Change	Growth %
	(in thousands)
Gross Premium Written - Direct & Assumed
Direct Gross Premiums Written	$155,153	$135,421	$19,733	15%
Assumed Gross Premiums Written	(243)	32,119	(32,362)	(101)%

Total Gross Premium Written	$154,911	$167,540	$(12,629)	(8)%

Gross premiums earned were $160.2 million for the fourth quarter of 2016 compared to $143.4 million for the fourth quarter of 2015. Total consolidated company in force premiums at December 31, 2016 were $635 million compared to $592 million at December 31, 2015. Personal lines policy count at December 31, 2016 was approximately 319,676 policies, representing $517 million of in force premiums. The policy count for commercial residential was approximately 3,625 policies, representing $118 million of in force premiums.

Ceded premiums as a percentage of gross premiums earned were 40.8% for the fourth quarter of 2016 compared to 32.0% for the fourth quarter of 2015. This increase is primarily due to growth in the fourth quarter of 2015 from Citizens take-out activity, that did not reoccur in the fourth quarter of 2016. This had an approximate 3.8 point benefit to the fourth quarter 2015 ceded premium ratio. A modest decline in the gross earned premium in fourth quarter 2016 compared to the third quarter of 2016, combined with a true-up in the non-catastrophe reinsurance programs caused the ceded premium ratio to be about 2 points higher in the fourth quarter of 2016 than previous guidance given.

The loss ratio on a gross basis increased to 43.3% in the fourth quarter of 2016 from 27.2% in the fourth quarter of 2015, primarily related to Hurricane Matthew. Hurricane Matthew resulted in approximately $19 million in pre-tax losses during the quarter and had an 11.9 point impact on the loss ratio. Also included in fourth quarter 2016 losses were $1.1 million of prior year claims.

The Company’s expense ratio on a gross basis was 23.2% for the fourth quarter of 2016 compared to 20.3% for the fourth quarter of 2015. The impact of the growth from Citizens take-outs in 2015 improved the expense ratio in the fourth quarter of 2015 by 2.9 points, while there was minimal benefit in the fourth quarter of 2016 from take-out activity in 2016.

Overall, Heritage’s combined ratio on a gross basis was 107.3% for the fourth quarter of 2016 compared to 79.5% for the fourth quarter of 2015. Excluding the impact of Hurricane Matthew and the reinsurance true-up, the combined ratio would have been approximately 93.6%. Excluding the benefit of Citizens take-outs and a better estimation of the impact of AOB and litigated claims, the fourth quarter of 2015 combined ratio would have been approximately 92.4%.

Full Year Financial Results

Net income for the year ended December 31, 2016 was $33.9 million compared to $92.5 million for the prior year. Gross premiums written were $626.7 million in 2016 compared to $586.1 million in 2015. Gross premiums earned were $640.5 million in 2016 compared to $524.7 million in 2015. The combined ratio on a gross basis was 95.4% compared to 74.9% for the prior year, primarily as a result of the higher loss ratios during the year driven by bad weather in the first quarter and Hurricane Matthew and Hermine toward the end of 2016, and the impact of losses caused by AOB and litigated claims.

Book Value Analysis

Book value per share increased 6% to $12.41 at December 31, 2016 compared to the prior year.

	As of
	December 31, 2016	December 31, 2015	December 31, 2014
Book Value Per Share
Numerator:
Common stockholders’ equity	$357,959	$356,553	$255,089

Denominator:
Total Shares Outstanding	28,840,443	30,441,410	29,794,960

Book Value Per Common Share	$12.41	$11.71	$8.56

Financial Guidance

Based on Heritage’s outlook into the first quarter of 2017, the Company provided the following guidance:

•	Heritage expects gross premiums earned for the first quarter of 2017 to be in the range of $158 million to $162 million.

•	Heritage expects its gross loss ratio, excluding hurricanes, for the first quarter of 2017 to be in the range of 32% to 34%.
Heritage expects the gross loss ratio, excluding hurricanes, to trend downward in the second half of 2017.

•	Heritage expects its ceded premium ratio for the first quarter and second quarter of 2017 to be in the range of 39% to 40%. The ceded premium ratio in the third quarter and fourth quarter of 2017 will be determined by the 2017-2018 reinsurance program effective June 1 and top-line performance in the second half of 2017.

•	Heritage expects quarterly interest expense and related debt issuance amortization costs for the first quarter of 2017 to be approximately $2.2 million. For the remainder of the 2017 year, Heritage expects quarterly interest and debt issuance amortization costs to remain at this level subject to fluctuations in 3-month LIBOR.

•	Related to the Zephyr acquisition, Heritage expects to record approximately $2.4 million in amortization expense in the first quarter of 2017, and $0.6 million per quarter, thereafter.

Supplemental Information:

Historical policy concentration and Florida market share information can be found at: http://investors.heritagepci.com/ in the Latest Results section, 4Q16 Quarterly Supplement.

Conference Call Details:

Thursday, March 16, 2017 – 8:30 a.m. ET

Participant Dial-in Numbers Toll Free:	1-888-346-3095
Participant International Dial In:	1-412-902-4258
Canada Toll Free:	1-855-669-9657

Webcast:

To listen to the live webcast, please go to the investor section of the company’s website. This webcast will be archived and available for replay.

HERITAGE INSURANCE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data and per share)

	December 31,
	2016	2015
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $576,911 and $370,967 in 2016 and 2015, respectively)	$571,011	$371,783
Equity securities, available for sale, at fair value (cost of $34,190 and $32,439 in 2016 and 2015, respectively)	31,971	28,313

Total investments	602,982	400,096
Cash and cash equivalents	105,817	236,277
Restricted cash	20,910	13,085
Accrued investment income	4,764	3,409
Premiums receivable, net	42,720	30,565
Prepaid reinsurance premiums	106,609	78,517
Income taxes receivable	10,713	—
Deferred income taxes	—	7,964
Deferred policy acquisition costs, net	42,779	34,800
Property and equipment, net	17,179	17,111
Intangibles, net	26,542	2,120
Goodwill	46,454	8,028
Other assets	5,775	5,426

Total Assets	$1,033,244	$837,398

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$140,137	$83,722
Unearned premiums	318,024	302,493
Reinsurance payable	96,667	60,210
Note payable, net of issuance costs	72,905	—
Deferred income taxes	3,003	—
Income tax payable	—	2,092
Advance premiums	18,565	12,138
Accrued compensation	4,303	2,305
Other liabilities	21,681	17,885

Total Liabilities	$675,285	$480,845

Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 29,740,441 shares issued and 28,840,443 outstanding at December 31, 2016 and 30,441,410 issued and outstanding at December 31, 2015	3	3
Additional paid-in capital	205,727	202,628
Accumulated other comprehensive loss	(5,018)	(2,033)
Treasury stock, at cost, 1,759,330 shares at December 31, 2016	(25,562)	—
Retained earnings	182,809	155,955

Total Stockholders’ Equity	357,959	356,553

Total Liabilities and Stockholders’ Equity	$1,033,244	$837,398

HERITAGE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Comprehensive Income

(Amounts in thousands, except per share and share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
REVENUE:
Gross premiums written	$154,911	$167,540	$626,704	$586,098
Change in gross unearned premiums	5,331	(24,136)	13,814	(61,358)

Gross premiums earned	160,242	143,404	640,518	524,740
Ceded premiums	(65,336)	(45,832)	(228,797)	(148,472)

Net premiums earned	94,906	97,572	411,721	376,268
Net investment income	2,595	1,725	9,181	7,421
Net realized gains	(29)	(319)	1,733	1,508
Other revenue	5,335	2,354	16,323	9,595

Total revenue	102,806	101,332	438,958	394,792
EXPENSES:
Losses and loss adjustment expenses	69,199	38,952	238,862	141,191
Policy acquisition costs	22,943	16,328	84,421	57,186
General and administrative expenses	14,308	12,759	58,910	46,125

Total expenses	106,450	68,039	382,193	244,502

Operating income (loss)	(3,644)	33,293	56,765	150,290
Interest expense, net	321	—	321	—
Amortization of debt issuance costs	41	—	41	—

Income (loss) before income taxes	(4,006)	33,293	56,403	150,290

Provision for income taxes	(1,150)	13,050	22,538	57,778

Net income (loss)	$(2,856)	$20,243	$33,865	$92,512

OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on investments	(14,892)	(5,202)	(3,120)	(4,606)
Reclassification adjustment for net realized investment losses	29	319	(1,733)	(1,508)
Income tax (expense) benefit related to items of other comprehensive income	5,730	1,881	1,868	2,358

Total comprehensive income (loss)	$(11,989)	$17,242	$30,880	$88,756

Weighted average shares outstanding
Basic	28,649,166	30,364,573	29,632,171	30,056,491

Diluted	28,649,166	30,503,040	29,634,349	30,326,468

Earnings per share
Basic	$(0.09)	$0.67	$1.14	$3.08
Diluted	$(0.09)	$0.66	$1.14	$3.05

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company and Zephyr Insurance Company, write approximately $577 million and $58 million, respectively, of personal and commercial residential premium through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Florida, Hawaii, North Carolina, South Carolina and Georgia. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 30 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission on March 15, 2017. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings, Inc.

Investor Contact:

Steve Martindale, CFO

727-362-7203

smartindale@heritagepci.com

or

Melanie Skijus, Investor Relations Director

727-362-7262

mskijus@heritagepci.com